Exhibit 10.1

LEASE MODIFICATION II

AGREEMENT made this 24th day of June 2011, by and between CityView Plaza, LLC, a New York Limited Liability Company with its principal place of business c/o Alma Realty Corp., 31-10 37th Avenue, Long Island City, New York 11101 (hereinafter referred to as “Landlord”) and American Medical Alert Corp., a New York Corporation with its principal place of business at 36-36 33rd Street, Long Island City, New York (hereinafter referred to as “Tenant”);

WITNESSETH:

WHEREAS, Landlord’s predecessor in interest and Tenant are parties to a certain lease, dated January 14, 2002, a Lease Amendment and Modification, dated January 14, 2002 and a Lease Modification, dated September 22, 2010 (hereinafter collectively, the “Lease”), pursuant to which Tenant leased from Landlord approximately 11,000 and 2,600 square feet on the first floor of the building known as 36-36 33rd Street, Long Island City, New York (hereinafter referred to as the “Building”); and

WHEREAS, Tenant desires to lease an additional 8,615 square feet of space on the first floor of the Building; and

WHEREAS, Landlord and Tenant desire to modify the terms of the Lease in connection therewith.

NOW, THEREFORE, in consideration of their mutual promises and covenants each to the other, and for other good and valuable consideration, the parties hereto agree as follows:

1.           Landlord hereby leases to Tenant and Tenant hereby leases from Landlord approximately 8,615 square feet of additional space on the first floor of the Building as depicted on the floor plan attached hereto as Schedule “A” (hereinafter referred to as the “Additional Space”).

2.           Except as otherwise set forth herein, the Demised Premises, as referred to under the Lease with respect to the space in the Building rented by Tenant is hereby modified to include the Additional Space.

3.           “Tenant’s Proportionate Share” for the first floor space, inclusive of the Additional Space, is 12.7%.

4.           The term of the Lease with respect to the Additional Space only shall be for a period of five (5) years and shall commence on the “Commencement Date”, as herein defined, and terminate five (5) years after the Commencement Date (“Termination Date or Expiration Date”).  The Commencement Date shall be the date on which Landlord substantially completes the work to be performed by Landlord to the Additional Space (“Landlord’s Work”).   The term “substantially completed” shall mean completion of the work as set forth at Schedule “B” hereto (“Landlord’s Work”) but for minor insubstantial details of construction and mechanical adjustments (i.e. so-called “punch list” items).  Immediately following the determination of the Commencement Date, Landlord and Tenant shall execute an agreement setting forth both the Commencement Date and Term Expiration Date of this lease with respect to the Additional Space, however, this shall not be a condition thereof.  If the term of this Lease begins on a date other than the first day of a month, the Tenant shall pay pro rata portion of the rent from such date through and including the last day of such month.  Each succeeding Lease Year shall end on the anniversary date of the end of the previous Lease Year.

5.           The basic annual rent to be paid by Tenant with respect to the Additional Space only is as follows:

LEASE YEAR	ANNUAL RENT	MONTHLY RENT

1st	$215,375.00	$17,947.92
2nd	$215,375.00	$17,947.92
3rd	$215,375.00	$17,947.92
4th	$221,836.25	$18,486.35
5th	$228,469.80	$19,039.08

6.           Provided Tenant fully performs and complies with all of the terms, conditions, provisions and covenants in this Lease on Tenant’s part to be observed and performed, Tenant shall have the option to extend the term of the Lease with respect to the Additional Space such that it runs concurrent with that of the original first floor space it occupies, pursuant to the agreement of January 14, 2002, such that the term for the Additional Space terminates on March 31, 2018.  In order to do so, Tenant must give to Landlord an irrevocable written notice of its election to exercise said option not less than six (6) months prior to the expiration of the initial term.  If Tenant exercises such option, the basic annual rent to be paid by Tenant with respect to the Additional Space only is as follows:

For the first year of the option period (or any portion thereof) - $235,361.80 ($19,613.48/monthly);

For the second year of the option period (or any portion thereof) - $242,426.16 ($20,202.18/monthly);

It is understood and agreed that in any and all events the term of the Lease with respect to the Additional Space shall expires on or before March 31, 2018.

7.           Tenant agrees to pay all utilities and additional rent associated with the Additional Space.  Specifically, Tenant shall pay 49.7% of the electric bill for the HVAC Unit “B” and 43% of the electric bill for the HVAC Unit “C” as it relates to the cooling system servicing the Additional Space and its revised Proportionate Share of the gas bill for the Building.  All other electricity will be provided and paid for on a sub-metered basis.

8.           Tenant shall deposit with Landlord upon execution of this Agreement, the sum of $35,895.84, as and for security deposit for the Additional Space.

9.           Tenant shall pay to Landlord upon execution of this Agreement the sum of $17,947.92, representing the first monthly installment of basic annual rent for the Additional Space.

10.           Landlord agrees to prepare and complete the Additional Space on a “built to suit” basis, as described at Schedule “B” thereof.

11.           In all other respects, the Lease shall remain in full force and effect and no other modifications, amendments or revisions shall be deemed effective or binding unless said modifications, amendments or revisions are in writing executed by all of the parties hereto.  It is further understood and agreed that a default hereunder shall be considered a default under the Lease with respect to the other first floor space rented by Tenant and vice versa.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hand and seal the day and year first above written.

Witness for Landlord:	CityView Plaza, LLC

/s/ Peter Kosteas	by:	/s/ Steve Valiotis
Name: Steve Valioits

Witness for Tenant:	American Medical Alert Corp.

/s/ Marie T. Mueller	by:	/s/ Jack Rhian
Name: Jack Rhian
Title: President/Chief Executive Officer